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               NUCLEAR RESEARCH CORPORATION AND SUBSIDIARIES

                              EXHIBIT 11

                    CALCULATIONS OF EARNINGS PER SHARE
                    ----------------------------------


                         June 30, 1995     June 30, 1994    June 30, 1993
                         -------------     -------------    -------------

Net Income                 $  1,278,476     $   622,353     $    395,179
                           ------------     -----------     ------------

Average Shares Issued            31,873          31,873           31,873

Average Net Effect
of Dilutive Stock
Options-Based on the
Treasury Stock Method             5,247           3,430            2,611

Less: Average Treasury
Stock                            (3,698)         (3,698)          (3,698)
                           ------------     -----------     ------------

  Total Stock and
  Stock Equivalents             33,422           31,605          30,786
                           ------------     -----------     ------------

Earnings Per Share              $ 38.25         $ 19.69          $ 12.84
                           ------------     -----------     ------------


























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